Exhibit 99.1

Mobiquity Technologies, Inc. Reports Replacement of a Director, Hiring of Columbia Marketing Group and Termination of Officer

New York, NY / March 23, 2022 – Mobiquity Technologies, Inc.(NASDAQ: MOBQ) (the “Company”), a leading provider of next-generation advertising, today announced that on March 17, 2022, Anthony Iacovone resigned from the Company’s board of directors for personal reasons. On March 18, 2022, Anne S. Provost was elected to the board of directors to serve as an independent director and as a financial expert. Ms. Provost was also nominated to replace Mr. Iacovone on all three board committees, which consist of an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Anne S. Provost has been employed full-time with TNR Technical, Inc. in various capacities since 1996. She has served as its Chief Financial Officer since 2008 and was recently elected as Acting President. Prior to TNR, she worked as a Business Manager with the Orlando Business Journal. She graduated from the University of Central Florida in 1991 with a BSBA, Accounting. She completed her undergraduate degree while working full-time in the accounting departments of various Orlando law firms. In 2008, she obtained an Executive MBA from the University of Central Florida.

On March 18, 2022, the Company engaged The Columbia Marketing Group as an Investor Relations and Business Development consultant. In addition to increasing the public awareness of the Mobiquity brand and attract a new investor audience, the Columbia Marketing Group has been engaged to help Mobiquity reach a new level of potential strategic partnerships, consult on the sales side and increase our sphere of influence.

On March 17, 2022, the Company terminated the Employment Agreement of Don (Trey) W. Barrett III for cause and his replacement is long time employee, Jed Weissberg. Mr. Weissberg will serve as SVP of Operations and Finance. In addition to his established contributions at Mobiquity, Jed has a 20-year history of building online services, and has worked at Nickelodeon, The New York Times and the Huffington Post. The Company does not expect to incur any material early termination penalties regarding Mr. Barrett, due to the fact the termination was for cause. His Employment Agreement is summarized in a Form 8-K filed with the Securities and Exchange Commission on January 6, 2022, which is incorporated by reference herein. Mr. Barrett served as Chief Operations and Strategy Officer since January 4, 2022.

About Mobiquity Technologies

Mobiquity Technologies, Inc. is a next generation, Platform-as-a-Service (PaaS) company for data and advertising. The Company maintains one of the largest audience databases available to advertisers and marketers through its data services division. Mobiquity Technologies’ Advangelists subsidiary (www.advangelists.com) provides programmatic advertising technologies and insights on consumer behavior. For more information, please visit: https://mobiquitytechnologies.com/

About Columbia Marketing Group

Columbia Marketing Group (“CMG”) is a full-service Investor Relations and Marketing company, connecting companies to their public. CMG identifies and helps secure participation in key financial conferences, coordinates quarterly conference calls where appropriate, and helps assess investor reactions to corporate initiatives and manages analyst and investor expectations through their broad base of knowledge in investor breadth and sentiment. In addition, CMG provides counsel on corporate messaging and refines those messages based on investor feedback as well as engage directly with investors to answer questions on behalf of their client companies as well as a variety of other needs based on each individual companies needs and requests. For more information, please visit www.thecolumbiamarketinggroup.com

Safe Harbor Statement

This press release contains forward-looking statements. These statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the Company's beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and a number of factors could cause actual results to differ materially from those contained in any forward-looking statement. In some cases, forward-looking statements can be identified by words or phrases such as "may", "will," "expect," "anticipate," "target," "aim," "estimate," "intend," "plan," "believe," "potential," "continue," "is/are likely to" or other similar expressions. Further information regarding these and other risks, uncertainties or factors is included in the Company's filings with the SEC. All information provided in this press release is as of the date of this press release, and the Company does not undertake any duty to update such information, except as required under applicable law.

Mobiquity Technologies, Inc. Investor Relations:

Columbia Marketing Group

Email: john@TheColumbiaMarketingGroup.com

Phone: 646-736-1900